Exhibit 99.1

Ramaco Resources, Inc. Reports Third Quarter 2019 Financial Results

Company Release – November 5, 2019

•

Ramaco’s strong balance sheet, low liabilities, and low-cost mine profile position us well to withstand and opportunistically take advantage of current market weakness. Our strategy of prudent production growth remains intact.

•

Adjusted EBITDA was $13.6 million in the third quarter of 2019, which was 24% above the same period in 2018. Cash costs per ton sold were negatively affected by an unusually high inventory reduction in the third quarter, with sales volume meaningfully exceeding production volume, as Ramaco worked down inventory that had built up as a result of last year’s silo failure.

•	Third quarter sales of Company produced tons totaled 510,000, equaling our strongest quarter on record.
•

Third quarter realized pricing of $111/ton on Company produced coal was our second highest quarter on record at prices in excess of 120% of the Platt’s index at our quality levels as of this release. The higher pricing secured was reflective of our decision in 2018 to commit the majority of our 2019 sales tons into the domestic markets.

LEXINGTON, KY – (PR NEWSWIRE) – Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco Resources” or the “Company”) today reported third quarter net income of $5.5 million, or $0.14 per fully diluted share for the quarter ended September 30, 2019, as compared to a net income of $6.2 million, or $0.15 per fully diluted share in the prior year quarter ended September 30, 2018. The Company’s adjusted earnings before interest, taxes, depreciation, amortization and equity-based compensation expenses (“Adjusted EBITDA”) was $13.6 million for the three months ended September 30, 2019, as compared with Adjusted EBITDA of $11.0 million for the three months ended September 30, 2018. Adjusted EBITDA for the nine months, year over year was roughly 32% higher in 2019. Key operational and financial metrics are presented below:

Key Metrics
	3Q19	2Q19	Change	3Q18	Change	3Q19 YTD	3Q18 YTD	Change
Sales of Company Produced Tons ('000)	510	499	2%	510	0%	1,452	1,406	3%
Revenue ($mm)	$ 61.4	$ 65.8	-7%	$ 62.2	-1%	$ 184.6	$ 183.4	1%
Cost of Sales ($mm)	$ 45.0	$ 43.2	4%	$ 49.4	-9%	$ 129.2	$ 141.6	-9%
Pricing of Company Produced ($/Ton)	$ 111	$ 116	-4%	$ 90	23%	$ 110	$ 91	21%
Cash Cost of Sales - Company Produced ($/Ton)	$ 80	$ 71	13%	$ 65	23%	$ 73	$ 62	18%
Cash Margins on Company Produced ($/Ton)	$ 31	$ 45	-31%	$ 25	24%	$ 37	$ 29	29%
Net Income ($mm)	$ 5.5	$ 10.6	-48%	$ 6.2	-11%	$ 23.0	$ 21.7	6%
Adjusted EBITDA ($mm)	$ 13.6	$ 19.1	-29%	$ 11.0	24%	$ 46.4	$ 35.2	32%
Capex ($mm)	$ 14.3	$ 11.5	24%	$ 12.4	15%	$ 34.0	$ 39.9	-15%
Diluted Earnings per Share	$ 0.14	$ 0.26	-46%	$ 0.15	-7%	$ 0.56	$ 0.54	4%

Third Quarter 2019 Summary

Year over Year Quarterly Comparison

Overall sales of Company produced tons in the third quarter of 2019 were 510,000 thousand tons, the same as in the third quarter of 2018. Cash margins on Company produced coal were $31 per ton in the third quarter of 2019, up 24% over the same period of last year, arising from 2019 pricing improvements, partially offset by higher production costs.  Similarly, Adjusted EBITDA improved by 24% in the 2019 period.

2019 Quarter Over Quarter Comparison

Overall sales volumes of Company produced tons in the third quarter of 2019 were up 2% from the second quarter of 2019.  Our cash margin on Company produced coal declined in the sequential period.  This decline was caused principally by higher costs.  Cash costs per ton sold on Company produced coal were $80 in the third quarter of 2019 compared to $71 in the second quarter of 2019. The $80 per ton figure includes costs of our Berwind mine, which is still in development and thus has higher cash costs. At Elk Creek, cash costs per ton sold were $73 in the third quarter of 2019. Adjusted EBITDA for the third quarter of 2019 was $13.6 million as compared to $19.1 million for the second quarter of 2019, down 29%. Third quarter 2019 cash costs per ton sold were negatively affected by an unusually high inventory reduction, with sales volume meaningfully exceeding production volume, as Ramaco worked down inventory that had built up as a result of last year’s silo failure.

Randall Atkins, Ramaco Resources’ Executive Chairman remarked, “The met coal space is experiencing one of its periodic price downdrafts. The depth and extent of this downturn remains to be seen. Since the Company was essentially created in a similar period of market turbulence, we feel comfortable that we are structured to withstand market pressures such as today. We also remain poised to take advantage of opportunities to continue to prudently expand production, while maintaining our low cost, low debt profile.”

Atkins continued, “We locked in 2019 domestic sales last year at what is now comfortably above current market prices. This year we have entered into domestic forward sales for 2020 mostly from our lower quality coal portfolio. We have preserved the sales optionality to sell our more valuable higher quality coals for export in 2020. We have additionally maintained optionality to pivot production levels to between 1.8 to 2.3 million tons next year depending on then current market conditions. Given competitive weakness with some of our higher leveraged and higher cost peers, we are also sensing both new market and asset disposition opportunities. We look forward to finishing 2019 as our strongest year ever. We approach 2020 with a sense of both discipline and opportunity.”

Additional Financial Results

At September 30, 2019, the Company had approximately $5.5 million of cash on hand, $30.1 million of accounts receivable and $16.4 million of availability under its revolving credit facility. Free cash flow generated during 2019, as well as borrowings available through our revolving credit facility, are expected to be used to fund working capital, mine expansion and related capital expenditures.

In the nine months ended September 30, 2019, the Company recorded income tax expense of $4.7 million for an annual effective tax rate of approximately 17%. Estimated cash taxes payable for 2019 are expected to be less than $0.1 million.

Capital expenditures totaled approximately $14.3 million during the third quarter of 2019 and approximately $34.0 million through the nine months ended September 30, 2019. Year to date capital expenditures includes $9.2 million of capitalized development costs primarily for the Company’s Berwind development mine.

The following summarizes some of the key sales, production and financial metrics for the periods noted:

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
In thousands, except per ton amounts	2019	2019	2018	2019	2018

Sales Volume
Company	510	499	510	1,452	1,406
Purchased	17	26	90	78	331
Total	527	525	600	1,530	1,737

Company Production
Elk Creek Mining Complex	405	423	422	1,269	1,260
Berwind Development Deep Mine	55	53	27	140	67
Total	460	476	449	1,409	1,327

Company Financial Metrics(a)
Average revenue per ton	$111	$116	$90	$110	$90
Average cash costs of coal sold	80	71	65	73	62
Average cash margin per ton	$31	$45	$25	$37	$28

Elk Creek Financial Metrics(a)
Average revenue per ton	$109	$115	$88	$109	$89
Average cash costs of coal sold	73	66	63	68	60
Average cash margin per ton	$36	$49	$25	$41	$29

Purchased Coal Financial Metrics(a)
Average revenue per ton	$131	$124	$101	$127	$100
Average cash costs of coal sold	113	123	97	114	95
Average cash margin per ton	$18	$1	$4	$13	$5

Capital Expenditures	$14,306	$11,538	$12,405	$34,043	$39,883

(a)	Excludes transportation.

Michael Bauersachs,  Ramaco Resources’ President and CEO commented, “It is no secret that current market conditions are challenging. However, Ramaco’s low cost, low debt, and low legacy liability profile allows us to make prudent, long-term decisions, that many others don’t have the luxury of doing.”

“Our decision to sell the majority of our tons into the domestic market has served us well in 2019. We are essentially sold out for 2019, with approximately 1.9 million tons of committed fixed priced business at roughly $110 per ton. For 2020, we have entered into new commitments totaling roughly 1.3 million tons at average prices of $91 per ton. The placement of these tons in 2020 creates a predictable baseload level of sales to support our existing mines. While the overall pricing decline is due to a number of factors, including weak domestic and export steel markets, I would note that two thirds of the coal that we committed for 2020 is our lesser quality product. This change from last year was largely due to more higher quality high vol A coal having come back to the domestic market in 2020, putting pressure on the high vol A/B type coals. As a result, we targeted shipping the majority of our higher quality coal into the export market in 2020.”

2019 Estimated Production, Sales, Cost and Capital Expenditure Guidance

(In thousands, except per ton amounts)

	2019 Guidance	2018 Actuals

Company Production
Elk Creek	1,630	1,669
Berwind Development Deep Mine	200	81
Total	1,830	1,750

Sales Mix
Metallurgical	1,920	2,066
Steam	50	82
Total	1,970	2,148

Cost Per Ton (a)
Elk Creek	$66	$60

Capital Expenditures (b)	$34,500	$43,400

(a)	Cost per ton guidance does not include the potential impact of inventory adjustments.
(b)	Capital expenditure guidance excludes capitalized development costs.

Committed 2019 Sales Volume (c)

(In thousands, except per ton amounts)

	Volume	Average Price
Committed 2019 Sales Volume
Domestic, fixed priced	1,458	$110
Export, fixed priced	447	$111
Total, fixed priced	1,905	$110
Indexed priced	90
Total committed tons	1,995

(c)	As of September 30, 2019, amounts include less than 0.1 million tons of purchased coal and less than 0.1 million tons of thermal coal by-product.

About Ramaco Resources, Inc.

Ramaco Resources, Inc. is an operator and developer of high-quality, low cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia. The Company has five active mines within two mining complexes at this time.

News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

Third Quarter Earnings Conference Call

Ramaco Resources will hold its quarterly conference call and webcast at 9:00 AM Eastern Time (ET) on Wednesday, November 6, 2019 to present its results for the third quarter of 2019. Our third quarter 2019 slide deck will be available at https://www.ramacoresources.com/investors-center/events-calendar/ immediately before the conference call.

The conference call can be accessed by calling (844) 852-8392 domestically or (703) 639-1226 internationally. The webcast for this release will be accessible by visiting https://edge.media-server.com/mmc/p/4rvreh2o.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning 2019 guidance, future events, anticipated revenue, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, unexpected delays in our current mine development activities, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, or unexpected decline of demand for coal in export markets and underperformance of the railroads. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Consolidated Statements of Operations

	Three months ended September 30,		Nine months ended September 30,
In thousands, except per share amounts	2019	2018	2019	2018

Revenue	$61,380	$62,166	$184,601	$183,387

Cost and expenses
Cost of sales (exclusive of items shown separately below)	44,983	49,406	129,208	141,597
Asset retirement obligation accretion	128	124	383	370
Depreciation and amortization	5,353	3,348	14,291	8,741
Selling, general and administrative	4,464	3,484	13,127	10,608
Total cost and expenses	54,928	56,362	157,009	161,316
Operating income	6,452	5,804	27,592	22,071
Other income	573	1,036	1,063	2,038
Interest expense, net	(342)	(566)	(951)	(980)
Income before tax	6,683	6,274	27,704	23,129
Income tax expense	1,133	63	4,658	1,448
Net income	$5,550	$6,211	$23,046	$21,681

Earnings per common share
Basic earnings per share	$0.14	$0.15	$0.56	$0.54
Diluted earnings per share	$0.14	$0.15	$0.56	$0.54

Basic weighted average shares outstanding	40,936	40,082	40,804	40,024
Diluted weighted average shares outstanding	40,936	40,329	40,804	40,271

Ramaco Resources, Inc.

Consolidated Balance Sheets

In thousands, except share amounts	September 30, 2019	December 31, 2018

Assets
Current assets
Cash and cash equivalents	$5,498	$6,951
Accounts receivable	30,054	10,729
Inventories	12,644	14,185
Prepaid expenses and other	3,324	3,154
Total current assets	51,520	35,019

Property, plant and equipment, net	171,945	149,205
Advanced coal royalties	3,250	3,045
Other assets	1,041	975
Total Assets	$227,756	$188,244

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$13,851	$16,393
Accrued expenses	11,156	8,094
Asset retirement obligations	734	71
Current portion of long-term debt	5,000	5,000
Other	—	287
Total current liabilities	30,741	29,845

Asset retirement obligations	12,665	12,707
Long-term debt, net	11,766	4,474
Deferred tax liability	4,670	109
Other long-term liabilities	701	—
Total liabilities	60,543	47,135

Commitments and contingencies	—	—

Stockholders' Equity
Preferred stock, $0.01 par value	—	—
Common stock, $0.01 par value	409	401
Additional paid-in capital	153,976	150,926
Retained earnings (deficit)	12,828	(10,218)
Total stockholders' equity	167,213	141,109
Total Liabilities and Stockholders' Equity	$227,756	$188,244

Ramaco Resources, Inc.

Statement of Cash Flows

	Nine months ended September 30,
In thousands	2019	2018

Cash flows from operating activities
Net income	$23,046	$21,681
Adjustments to reconcile net income to net cash from operating activities:
Accretion of asset retirement obligations	383	370
Depreciation and amortization	14,291	8,741
Amortization of debt issuance costs	43	406
Stock-based compensation	3,058	1,940
Deferred income taxes	4,561	1,448
Changes in operating assets and liabilities:
Accounts receivable	(19,325)	(24,122)
Prepaid expenses and other current assets	(170)	(942)
Inventories	1,541	2,107
Advanced coal royalties	(205)	(172)
Other assets and liabilities	634	(307)
Accounts payable	(5,291)	5,236
Accrued expenses	3,062	4,087
Net cash from operating activities	25,628	20,473

Cash flow from investing activities:
Purchases of property, plant and equipment	(34,043)	(39,883)
Proceeds from maturities of investment securities	—	5,200
Net cash from investing activities	(34,043)	(34,683)

Cash flows from financing activities
Proceeds from borrowings	58,050	13,000
Proceeds from notes payable - related party	—	3,000
Payments of debt issuance cost	—	(569)
Repayment of borrowings	(50,801)	(1,000)
Repayments of financed insurance payable	(287)	(673)
Net cash from financing activities	6,962	13,758

Net change in cash and cash equivalents	(1,453)	(452)
Cash and cash equivalents, beginning of period	6,951	5,934
Cash and cash equivalents, end of period	$5,498	$5,482

Reconciliation of Non-GAAP Measure

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance.

We define Adjusted EBITDA as net income plus net interest expense, equity-based compensation, depreciation and amortization expenses and any transaction related costs. A reconciliation of income, net of income taxes to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Three months ended September 30,		Nine months ended September 30,
(In thousands)	2019	2018	2019	2018

Reconciliation of Net Income to Adjusted EBITDA
Net income	$5,550	$6,211	$23,046	$21,681
Depreciation and amortization	5,353	3,348	14,291	8,741
Interest expense, net	342	566	951	980
Income taxes	1,133	63	4,658	1,448
EBITDA	12,378	10,188	42,946	32,850
Stock-based compensation	1,104	695	3,058	1,940
Accretion of asset retirement obligation	128	124	383	370
Adjusted EBITDA	$13,610	$11,007	$46,387	$35,160

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs, divided by tons sold. Non-GAAP cash cost per ton sold is calculated as cash cost of coal sales less transportation costs, divided by tons sold.  We believe revenue per ton (FOB mine) and cash cost per ton provides useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs which are beyond our control. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial condition.  Revenue per ton sold (FOB mine) and cash cost per ton are not measures of financial performance in accordance with U.S. GAAP and therefore should not be considered as an alternative to revenue and cost of sales under U.S. GAAP.  The tables below show how we calculate non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton

	Three months ended September 30, 2019			Three months ended September 30, 2018
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$59,083	$2,297	$61,380	$51,963	$10,203	$62,166
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(2,384)	(52)	(2,436)	(6,185)	(1,091)	(7,276)
Non-GAAP revenue (FOB mine)	$56,699	$2,245	$58,944	$45,778	$9,112	$54,890
Tons sold	510	17	527	510	90	600
Revenue per ton sold (FOB mine)	$111	$131	$112	$90	$101	$91

	Three months ended June 30, 2019
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Revenue	$62,516	$3,245	$65,761
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(4,695)	(42)	(4,737)
Non-GAAP revenue (FOB mine)	$57,821	$3,203	$61,024
Tons sold	499	26	525
Revenue per ton sold (FOB mine)	$116	$123	$116

	Nine months ended September 30, 2019			Nine months ended September 30, 2018
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$174,299	$10,302	$184,601	$145,736	$37,651	$183,387
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(14,098)	(424)	(14,522)	(18,173)	(4,283)	(22,456)
Non-GAAP revenue (FOB mine)	$160,201	$9,878	$170,079	$127,563	$33,368	$160,931
Tons sold	1,452	78	1,530	1,406	331	1,737
Revenue per ton sold (FOB mine)	$110	$127	$111	$91	$101	$93

Non-GAAP cash cost per ton

	Three months ended September 30, 2019			Three months ended September 30, 2018
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$42,996	$1,987	$44,983	$39,584	$9,822	$49,406
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(2,384)	(52)	(2,436)	(6,227)	(1,116)	(7,343)
Non-GAAP cash cost of sales	$40,612	$1,935	$42,547	$33,357	$8,706	$42,063
Tons sold	510	17	527	510	90	600
Cash cost per ton sold	$80	$113	$81	$65	$97	$70

	Three months ended June 30, 2019
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Cost of sales	$39,811	$3,408	$43,219
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(4,504)	(234)	(4,738)
Non-GAAP cash cost of sales	$35,307	$3,174	$38,481
Tons sold	499	26	525
Cash cost per ton sold	$71	$122	$73

	Nine months ended September 30, 2019			Nine months ended September 30, 2018
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$119,911	$9,297	$129,208	$105,805	$35,792	$141,597
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(14,031)	(424)	(14,455)	(18,738)	(4,416)	(23,154)
Non-GAAP cash cost of sales	$105,880	$8,873	$114,753	$87,067	$31,376	$118,443
Tons sold	1,452	78	1,530	1,406	331	1,737
Cash cost per ton sold	$73	$114	$75	$62	$95	$68

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

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